                                                            EXHIBIT 4(o)
                                                            Draft of May 8, 1995

                          AMERICAN GENERAL CORPORATION

            STATEMENT OF RESOLUTION ESTABLISHING A SERIES OF SHARES

                     PROVIDING FOR THE ISSUANCE OF SERIES A
               CUMULATIVE CONVERTIBLE PREFERRED STOCK PURSUANT TO
               ARTICLE 2.13 OF THE TEXAS BUSINESS CORPORATION ACT


         Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purpose of establishing and designating a series of shares of its Preferred Stock and fixing and determining the designations, preferences, limitations and relative rights thereof:

         1. The name of the corporation is American General Corporation (the "Corporation").

         2. The following resolutions, establishing and designating a series of shares and fixing and determining the designations, preferences, limitations and relative rights thereof, was duly adopted by the Board of Directors of the Corporation or an authorized committee thereof on ________________, 1995:

         RESOLVED, that pursuant to Article Four of the Restated Articles of Incorporation of the Corporation, as amended, which authorizes the issuance of three hundred sixty million (360,000,000) shares, consisting of sixty million (60,000,000) shares of Preferred Stock of the par value of one dollar fifty cents ($1.50) per share (hereinafter referred to as the "Preferred Stock"), none of which is currently outstanding, and three hundred million (300,000,000) shares of Common Stock of the par value of fifty cents ($.50) per share (hereinafter referred to as the "Common Stock"), the Corporation hereby provides for the issuance of a series of Preferred Stock, designated as Series A Cumulative Convertible Preferred Stock, and hereby fixes the designations, preferences, limitations and relative rights of the shares of the Series A Cumulative Convertible Preferred Stock, in addition to those set forth in such Article Four, which shall be as follows:

         SECTION 1. DESIGNATION AND AMOUNT; SPECIAL PURPOSE; RESTRICTION ON SENIOR SERIES.

         (a) The shares of this series of Preferred Stock shall be designated as "Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be ________, par value $1.50 per share. The number of authorized shares of Series A Preferred Stock may be reduced to a number not less than the number of shares then issued plus the number of shares then issuable upon the conversion of the then outstanding Subordinated Debentures (as defined in Section 1(b))
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by further resolution duly adopted by the Board of Directors of the Corporation or a duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the Texas Business Corporation Act stating that such reduction has been so authorized.

         (b) Shares of Series A Preferred Stock shall be issued only upon conversion of _____% Series A Convertible Junior Subordinated Debentures due 2025 of the Corporation (the "Subordinated Debentures"). Such conversion may occur immediately following the exchange of all outstanding _____ Preferred Securities, Series A (the "American General Delaware Series A Preferred Securities") of American General Delaware, L.L.C., a Delaware limited liability company ("American General Delaware"), for Subordinated Debentures pursuant to a valid exchange election (the "Exchange Election") by the holders of a majority of the aggregate liquidation preference of the American General Delaware Series A Preferred Securities then outstanding in accordance with the provisions of Section 9 of the Written Action, dated as of ____________, 1995, of the Managing Member of American General Delaware establishing the terms of the American General Delaware Series A Preferred Securities.

         (c) Prior to an Exchange Election and if any American General Delaware Series A Preferred Securities are then outstanding, the Corporation shall not authorize or issue any other class or series of capital stock ranking senior to the Series A Preferred Stock as to the payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of the Corporation without the approval of the holders of not less than 66-2/3% of the aggregate liquidation preference of the American General Delaware Series A Preferred Securities then outstanding.

         SECTION 2.       DIVIDENDS AND DISTRIBUTIONS.

         (a)(1) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefor, cumulative cash dividends at a rate per annum of _____% of the liquidation preference of $___________ per share of Series A Preferred Stock. The amount of dividends payable for a full monthly dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full monthly dividend period, shall be computed on the basis of the actual number of days elapsed in such period. Dividends on the Series A Preferred Stock shall accrue from the date of the Exchange Election and, subject to the declaration of such dividends, shall be payable in United States dollars monthly in arrears on the last day of each calendar month of each year.

                 (2) Dividends shall accrue and be cumulative whether or not they have been earned or declared and whether or not there are funds of the Corporation legally available for the payment of dividends. Accrued but unpaid interest (including additional interest, if any, payable in accordance with the terms of the Subordinated Debentures) on the





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Subordinated Debentures converted into Series A Preferred Stock, if any, on the date of the Exchange Election shall constitute, and be treated as, accumulated and unpaid dividends on the Series A Preferred Stock.

         (b) Dividends will be payable to the holders of shares of Series A Preferred Stock as of the relevant record dates, which, if and so long as the Series A Preferred Stock is represented by one or more global certificates through the book-entry system of a Clearing Agency (as defined below), will be one Business Day (as defined below) prior to the related dividend payment dates. In the event that the Series A Preferred Stock shall not continue to be so represented, the Board of Directors shall have the right to select relevant record dates that are more than one Business Day prior to the related dividend payment dates. A "Clearing Agency" means an organization registered as a "Clearing Agency" pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that is acting as depositary for the Series A Preferred Stock and in whose name (or nominee's name) shall be registered one or more global certificates representing Series A Preferred Stock and which shall undertake to effect book-entry transfers and pledges of interests in the Series A Preferred Stock. In the event that any date on which dividends are payable on the Series A Preferred Stock is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

         (c) If full cumulative dividends on the Series A Preferred Stock have not been declared and paid or irrevocably set apart for payment when due, then, subject to the next succeeding sentence, the Corporation shall not declare or pay any dividend on any Dividend Pari Passu Security or Dividend Junior Security (each as defined below). The preceding sentence, however, shall not apply to, or prohibit (i) dividends as a result of a reclassification of Dividend Pari Passu Securities or Dividend Junior Securities, (ii) dividends of any share purchase rights issued by the Corporation pursuant to the Rights Agreement, dated as of July 27, 1989, between the Corporation and First Chicago Trust Company of New York, as amended from time to time, (iii) dividends or distributions of similar share purchase rights in the future, (iv) dividends or distributions in shares of Common Stock or another class or series of capital stock of the Corporation that is junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up of the Corporation, or (v) dividends with respect to Dividend Pari Passu Securities in accordance with the following sentence. If full cumulative dividends have not been paid upon the shares of Series A Preferred Stock and any other class or series of Dividend Pari Passu Securities, all dividends declared upon shares of Series A Preferred Stock and any other such series of Dividend Pari Passu





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Securities shall, if declared, be declared pro rata so that the amount of cash dividends declared per share on the Series A Preferred Stock and such other class or series of Dividend Pari Passu Securities shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series A Preferred Stock and such other class or series of Dividend Pari Passu Securities bear to each other.

         The term "Dividend Pari Passu Security" means any preference stock or preferred stock or other capital stock of the Corporation and any guarantee entered into by the Corporation in respect of any preference stock or preferred stock of any affiliate of the Corporation ranking pari passu with the Series A Preferred Stock as to the payment of dividends. "Dividend Junior Security" means Common Stock, Series A Junior Participating Preferred Stock of the Corporation and any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends.

         (d) Accruals of dividends on the Series A Preferred Stock shall not bear interest, regardless of whether funds shall be legally available for the declaration or payment thereof.

         SECTION 3.       VOTING RIGHTS.

         (a) The holders of the shares of Series A Preferred Stock shall have no right or power to vote on any question or matter or in any proceeding or to be represented at, or to receive notice of, any meeting of shareholders of the Corporation, except as specifically required by the laws of the State of Texas or by the provisions of the Restated Articles of Incorporation of the Corporation, as amended, and except as provided in this Section 3.

         (b) In the event that full cumulative dividends on the Series A Preferred Stock are not paid for 18 consecutive monthly dividend periods (including for this purpose any monthly periods in which full dividends were not paid on the American General Delaware Series A Preferred Securities prior to the Exchange Election), the number of directors of the Corporation constituting the entire Board of Directors shall be increased by two persons and the holders of shares of the Series A Preferred Stock (voting separately as a class together with the holders of shares of all other series of capital stock of the Corporation ranking pari passu with the Series A Preferred Stock as to the payment of dividends and having the then present right to elect one or more directors as a result of a dividend arrearage but not then entitled to other separate voting rights to elect one or more directors in the event of such an arrearage (herein referred to as "Class Voting Stock")), shall have the right to elect such directors to fill such positions at any regular meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock and such other Class Voting Stock called as provided in paragraph (c) below. Whenever all arrearages of dividends on the Series A Preferred Stock then outstanding shall have been paid or declared and irrevocably set apart for payment, then the right of the holders of shares of the Series A Preferred Stock (and, subject to the terms of such other Class Voting Stock, such other Class Voting Stock) to elect such





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additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends), and the terms of office of all persons elected as directors by the holders of shares of the Series A Preferred Stock and such other Class Voting Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly.

         (c)     At any time after the voting power referred to in paragraph
(b) above, shall have been so vested in the holders of shares of the Series A Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holder or the holders of at least 10% of the number of shares of Series A Preferred Stock then outstanding (addressed to the Secretary at the principal executive office of the Corporation) shall, call a special meeting of the holders of shares of the Series A Preferred Stock and all other Class Voting Stock for the election of the two directors to be elected by them; provided that the Secretary shall not be required to call such special meeting if the request for such meeting is received less than 45 calendar days before the date fixed for the next ensuing annual meeting of shareholders. Such call shall be made by notice similar to that provided in the by-laws of the Corporation for a special meeting of the shareholders or as required by law. Subject to the foregoing provisions, if any such special meeting required to be called as above provided shall not be called by the Secretary within 20 calendar days after receipt of an appropriate request, then any holder of shares of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books and records of the Corporation. Except as otherwise provided by law, at any such meeting, the holders of a majority of the number of shares of Series A Preferred Stock and such other Class Voting Stock then outstanding shall constitute a quorum for the purpose of electing directors as contemplated in paragraph (b) above. If at any such meeting or adjournment thereof a quorum of such holders of Series A Preferred Stock and such other Class Voting Stock shall not be present, no election of directors by the Series A Preferred Stock and such other Class Voting Stock shall take place, and any such meeting may be adjourned from time to time for periods not exceeding 30 calendar days until a quorum of the Series A Preferred Stock and the Class Voting Stock is present at such adjourned meeting. Unless otherwise provided by law, directors to be elected by the holders of Series A Preferred Stock and such other Class Voting Stock shall be elected by a plurality of the votes cast by such holders at a meeting at which a quorum is present. Notwithstanding the foregoing, the absence of a quorum of the Series A Preferred Stock and such other Class Voting Stock shall not prevent the voting of, including the election of, directors by the holders of Common Stock and other classes of capital stock at such meeting.

         (d) Any director who shall have been elected by holders of shares of Series A Preferred Stock (or by the holders of shares of Series A Preferred Stock, voting separately as a class together with the holders of one or more other series of Class Voting Stock), or any director so elected as provided below, may be removed at any time during a class voting period, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the number of shares of Series A Preferred Stock then outstanding, voting





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separately as a class together with the holders of all other series of Class
Voting Stock then outstanding, if any, given at a special meeting of such shareholders called for the purpose, and any vacancy thereby created may be filled during such class voting period only by the holders of shares of Series A Preferred Stock and the other series, if any, of Class Voting Stock. In case any vacancy (other than as provided in the preceding sentence) shall occur among the directors elected by the holders of shares of the Series A Preferred Stock (and such other Class Voting Stock), a successor shall be elected by the Board of Directors to serve until the next annual meeting of the shareholders or special meeting held in place thereof upon the nomination of the then remaining director elected by the holders of the Series A Preferred Stock (and such other Class Voting Stock) or the successor of such remaining director.

         (e) So long as any shares of Series A Preferred Stock are outstanding, the consent of the holders of not less than 66-2/3% of the number of shares of Series A Preferred Stock then outstanding, given in person or by proxy either at a regular meeting or at a special meeting called for that purpose or pursuant to written consents, at which or pursuant to which, as the case may be, the holders of Series A Preferred Stock shall vote separately as a series, shall be necessary for effecting, validating or authorizing any one or more of the following:

                 (1) The amendment, alteration or repeal of any of the provisions of this statement of Resolution Establishing A Series of Shares, the Restated Articles of Incorporation, or any amendment thereto, or any other certificate filed pursuant to law (including any such amendment, alteration or repeal effected by any merger or consolidation to which the Corporation is a party) that would adversely affect any of the designations, preferences, limitations or relative rights of the shares of Series A Preferred Stock then outstanding; provided, however, that any amendment or amendments to the provisions of the Restated Articles of Incorporation, as amended, so as to authorize or create, or to increase the authorized amount of, any capital stock of the Corporation ranking pari passu with or junior to the Series A Preferred Stock as to the payment of dividends and as to the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation shall not be deemed to affect adversely the designations, preferences, limitations, or relative rights of the Series A Preferred Stock;

                 (2) The authorization or creation of any shares of any class or series, or any security convertible into shares of any class or series, of capital stock ranking senior to the Series A Preferred Stock as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation; or





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                 (3)      Any merger or consolidation with or into, or any
         conveyance, transfer, or lease of all or substantially all of the assets of the Corporation to, any other corporation or other entity, in either case that would adversely affect any of the designations, preferences, limitations or relative rights of the shares of Series A Preferred Stock then outstanding.

         (f) In connection with any matter on which holders of shares of Series A Preferred Stock are entitled to vote (including, without limitation, (i) with respect to the election of directors as set forth in the preceding paragraphs of this Section 3 or (ii) any matter on which holders of shares of Series A Preferred Stock are entitled to vote as a class or otherwise pursuant to the laws of the State of Texas or the provisions of the Restated Articles of Incorporation, as amended), each holder of a share of Series A Preferred Stock shall be entitled to one vote for such share of Series A Preferred Stock held by such holder. Notwithstanding anything to the contrary herein, if the Restated Articles of the Corporation, as amended, provide that shares of any Class Voting Stock are entitled to more or less than one vote per share when voting together with the Series A Preferred Stock every reference in this
Section 3 to a majority or another specified portion of the number of shares of Series A Preferred Stock and Class Voting Stock shall mean a majority or such other portion of the votes entitled to be cast in respect of such shares.

         SECTION 4.       REDEMPTION.

         (a) If at any time following the Conversion Expiration Date (as defined below), less than ten percent (10%) of the number of shares of Series A Preferred Stock issued upon the Exchange Election remains outstanding, such shares of Series A Preferred Stock shall be redeemable, at the option of the Corporation, in whole but not in part, at a cash redemption price of $__________ per share equal to the liquidation preference for such Series A Preferred Stock, plus accumulated and unpaid dividends (whether or not earned or declared), to the date fixed for redemption thereof (the "Redemption Price").

         (b) The Series A Preferred Stock shall be redeemable, at the option of the Corporation, in whole or in part, from time to time, on after ______________, 2003, at the Redemption Price. The Corporation may not redeem the Series A Preferred Stock in part unless all accumulated and unpaid dividends (whether or not earned or declared) have been paid in full on all shares of Series A Preferred Stock for all monthly dividend periods terminating on or prior to the date of redemption.

         (c) Unless otherwise required by law, notice of any redemption of the Series A Preferred Stock (a "Notice of Redemption") shall be irrevocable and shall be given by the Corporation or sent to the holders of Series A Preferred Stock by first-class mail, postage prepaid, not fewer than 30 nor more than 60 calendar days prior to the date fixed for redemption. If all of the shares of Series A Preferred Stock are held in the name of the Clearing Agency (or its nominees), the Notice of Redemption shall be sent to such Clearing





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Agency.  Each Notice of Redemption shall state:  (i) the fact that shares of
Series A Preferred Stock are being redeemed and the number of such shares; (ii) the date fixed for redemption; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) that conversion rights with respect to the shares to be redeemed will cease on the close of business on the third Business Day preceding the date fixed for redemption. If less than all outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected ratably or by lot or in such other manner as may be fair and equitable and the Notice of Redemption shall also specify the number of shares of Series A Preferred Stock to be redeemed from each applicable holder. Such notice shall be deemed to be given on the day such notice is deposited in the United States mail, postage prepaid, addressed to the shareholder at such shareholder's address as it appears on the books of the Corporation or the stock transfer agent for the Series A Preferred Stock. No defect in the Notice of Redemption or in the mailing thereof with respect to any share of Series A Preferred Stock shall affect the validity of the proceedings for such redemption with respect to any other share of Series A Preferred Stock.

         (d) If the Corporation gives a Notice of Redemption, then, by 12:00 noon, New York time, on the date fixed for redemption, if the Series A Preferred Stock is represented by one or more global certificates through the book-entry system of a Clearing Agency, the Corporation shall irrevocably deposit an amount sufficient to pay the Redemption Price to the holders of the shares of Series A Preferred Stock called for redemption with the Clearing Agency and give the Clearing Agency irrevocable instructions and authority to pay, on and after the date fixed for redemption, the Redemption Price to the holders of the Series A Preferred Stock to be redeemed, and if the Series A Preferred Stock is not represented by such global certificates through the book-entry system of a Clearing Agency, the Corporation shall irrevocably deposit with any bank or trust company in the State of Texas, or any bank or trust company in the United States duly appointed and acting as transfer agent for the Corporation, as a trust fund, an amount sufficient to pay the Redemption Price to the holders of the shares of Series A Preferred Stock called for redemption, with irrevocable instructions and authority to such bank or trust company to give the Notice of Redemption and to pay, on and after the date fixed for such redemption, to the respective holders of shares of Series A Preferred Stock, as evidenced by a list of holders of such shares certified by the President, any Vice President, the Secretary or an Assistant Secretary of the Corporation, the Redemption Price upon surrender of their respective share certificates. If a Notice of Redemption shall have been given and funds irrevocably deposited as required, then immediately prior to the close of business on the date fixed for redemption, such shares of Series A Preferred Stock called for redemption shall no longer be deemed to be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and all rights of such holders will cease, except the right of such holders to receive the Redemption Price (subject, in the case of holders of certificated shares, to the surrender of their respective certificates therefor), but without





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additional interest from and after such redemption date.  In case the holders of such shares of Series A Preferred Stock shall not, within six years after such deposit, claim the amount deposited for redemption thereof, such bank or trust company shall upon demand pay over to the Corporation the balance of such amount so deposited to be held in trust and such bank or trust company shall thereupon be relieved of all responsibility to the holders of Series A Preferred Stock. In the event that any date fixed for redemption of Series A Preferred Stock is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price is improperly withheld or refused and not paid by the Corporation, dividends on the Series A Preferred Stock called for redemption will continue to accumulate at the then applicable rate, from the original redemption date to the date that the Redemption Price is actually paid and the holders of such Series A Preferred Stock may exercise all of their rights as holders thereof.

         (e) Subject to the next succeeding sentence, the Corporation may not, and shall not permit any of its majority-owned subsidiaries to, purchase any shares of Series A Preferred Stock or redeem, purchase, acquire or make a liquidation payment with respect to any capital stock of the Corporation or make any guarantee payment with respect to the foregoing, unless all accumulated dividends shall have been declared and paid or irrevocably set apart for payment upon all shares of Series A Preferred Stock then outstanding for all monthly dividend periods terminating on or prior to the date thereof. The preceding sentence, however, shall not apply to, or prohibit (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Corporation or any of its majority-owned subsidiaries of its obligations under any employee benefit plans or the satisfaction by the Corporation of its obligations pursuant to any put contract requiring the Corporation to purchase Common Stock, (ii) any of the actions described in the preceding sentence as a result of a reclassification of capital stock of the Corporation or the exchange or conversion of one class or series of capital stock of the Corporation for another class or series of capital stock of the Corporation,
(iii) redemptions or purchases of any share purchase rights issued by the Corporation pursuant to the Rights Agreement, dated as of July 27, 1989, between the Corporation and First Chicago Trust Company of New York, as amended from time to time, (iv) the redemption or purchase of similar share purchase rights in the future, or (v) the purchase of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.





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
         SECTION 5.       LIQUIDATION, DISSOLUTION OR WINDING-UP.

         (a) Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of Series A Preferred Stock at the time outstanding will be entitled to receive out of the net assets of the Corporation legally available for distribution to shareholders after satisfaction of liabilities to creditors as required by the Texas Business Corporation Act, subject to the rights of the holders of any stock of the Corporation ranking senior to the Series A Preferred Stock in respect of distributions of assets upon liquidation, dissolution, or winding-up of the Corporation and holders of Liquidation Pari Passu Securities (as defined below), but before any distribution of assets is made with respect to any Liquidation Junior Securities (as defined below), an amount equal to the aggregate of the liquidation preference of $_________ per share plus an amount equal to all accumulated and unpaid dividends thereon (whether or not earned or declared) to the date of payment. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets available for distribution are insufficient to pay in full the liquidation preference to the holders of the Series A Preferred Stock and any Liquidation Pari Passu Securities, the holders of the Series A Preferred Stock and such Liquidation Pari Passu Securities shall share ratably in any distribution of assets based on the proportion of their full respective liquidation preferences to the aggregate amount of the unpaid liquidation preferences of the Series A Preferred Stock and such Liquidation Pari Passu Securities. After payment of the full amount to which they are entitled as provided by the foregoing provisions of this Section 5(a), the holders of shares of Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.

         The term "Liquidation Pari Passu Security" means any preference stock or preferred stock or other capital stock of the Corporation and any guarantee entered into by the Corporation in respect of any preference stock or preferred stock of any affiliate of the Corporation ranking pari passu with the Series A Preferred Stock as to the distributions of assets upon liquidation, dissolution or winding-up of the Corporation. "Liquidation Junior Security" means Common Stock, Series A Junior Participating preferred Stock of the Corporation and any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to distributions of assets upon liquidation, dissolution or winding-up of the Corporation.

         (b) Neither the merger or consolidation of the Corporation with or into any other corporation or other entity, nor the merger or consolidation of any other corporation with or into the Corporation or other entity, nor the conveyance, transfer or lease of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the affairs of the Corporation for purposes of this Section 5.

         (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or





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
places where, the amounts distributable to holders of Series A Preferred Stock in such circumstances shall be payable, shall be delivered personally or given by first-class mail, postage prepaid, not fewer than 30 calendar days prior to any payment date stated therein, to the holders of Series A Preferred Stock, at the addresses shown on the books of the Corporation or the transfer agent for the Series A Preferred Stock. No defect in such notice or in the mailing thereof shall affect the Corporation's ability to consummate a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

         SECTION 6.       CONVERSION RIGHTS OF SERIES A PREFERRED STOCK.

         (a) Each share of Series A Preferred Stock shall be convertible at any time before the close of business on the Conversion Expiration Date, at the option of the holder thereof, into such number of shares of Common Stock as is determined by dividing $__________ by the then applicable conversion price (the "Conversion Price") determined as hereinafter provided. The Conversion Price shall initially be $__________ per share and shall be adjusted as provided in
Section 7.

         (b) Holders of record of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on such shares of Series A Preferred Stock on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date but on or prior to such dividend payment date. Except as provided in the immediately preceding sentence, the Corporation will make no payment, allowance or adjustment for accumulated and unpaid dividends, whether or not in arrears, on converted shares of Series A Preferred Stock.

         (c) No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof, such fractional interest will be paid in cash by the Corporation based on the Current Market Price (as defined in Section 6(h)) of the Common Stock on the date on which the certificate or certificates for such shares of Series A Preferred Stock were duly surrendered for conversion, or, if such date is not a Trading Day for the Common Stock (as defined in Section 7(e), on the next Trading Day.

         (d) Shares of Series A Preferred Stock that have been called for redemption will not be convertible after the close of business on the third Business Day preceding the date fixed for redemption, unless the Corporation defaults in making payment of the Redemption Price payable on redemption.

         (e) Any holder of shares of Series A Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates representing the shares of Series A Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the offices of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series A Preferred Stock by the Corporation or the transfer agent for the Series A Preferred Stock, accompanied by irrevocable notice of conversion, on any day that is a Business Day. Such notice of conversion (i) shall specify the number of shares of Series A Preferred Stock to be converted and the name or names, if other than the holder, in which the certificate or certificates for Common Stock, and for any shares of Series A Preferred Stock not to be so converted, are to be issued (subject to compliance with applicable legal requirements if any of such certificates are to be issued in a name other than the name of the holder), (ii) shall direct the Corporation or such transfer agent to convert such Series A Preferred Stock into Common Stock, and (iii) shall specify the address to which such holder wishes delivery to be made of such new certificates issued upon such conversion (the "Notice of Conversion").

         (f) Upon surrender of a certificate representing a share or shares of Series A Preferred Stock for conversion, the Corporation shall issue and send by hand delivery or by first-class mail, postage prepaid, to the holder thereof, at the address designated by such holder, a certificate or certificates representing the number of full shares of Common Stock to which such holder shall be entitled upon conversion, together with the cash payment, if any, in lieu of any fractional share of Common Stock. If a certificate or certificates representing shares of Series A Preferred Stock, only part of which are to be converted, shall have been surrendered, then the Corporation shall also issue and deliver to such holder or such holder's designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Series A Preferred Stock that shall not have been converted.

         (g) Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day on which the certificate or certificates for the shares of Series A Preferred Stock to be converted, are surrendered to the Corporation, or at the offices of the transfer agent or conversion agent (in accordance with the provisions of Section 6(e)), accompanied by a Notice of Conversion (the "Conversion Date"). The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such time.

         (h)(1) On and after _________ __, ____, the Corporation shall have the right, at its option, to cause the conversion rights of holders of shares of Series A Preferred Stock set forth in this Section 6 to expire if (A) the Corporation has paid in full all accumulated and unpaid dividends on all shares of Series A Preferred Stock for all monthly dividend periods terminating on or prior to such date, and (B) for 20 Trading Days within any period of 30 consecutive Trading Days, including the last Trading Day of such period, the Current Market Price of the Common Stock of the Corporation on each of such 20 Trading Days shall have exceeded 120% of the Conversion Price in effect on such Trading Day.

                 (2) In order to exercise its option to cause the conversion rights of holders of shares of Series A Preferred Stock to expire, the Corporation must issue a press release for publication on the Dow Jones News Service or on a comparable news service (the "Press Release") prior to the opening of business on the second Trading Day after any period in which the conditions in the preceding paragraph have been met, which shall state that the Corporation has elected to exercise its right to extinguish the conversion rights of holders of shares of Series A Preferred Stock, specify the Conversion Expiration Date (as defined below) and provide the Conversion Price of the Series A Preferred Stock and the Current Market Price of the Common Stock, in each case as of the close of business on the Trading Day next preceding the date of the Press Release. If the Corporation exercises the option described in this Section 6(h), the "Conversion Expiration Date" shall be the close of business on a date selected by the Corporation, which shall be not less than 30 or more than 60 calendar days after the date on which the Corporation issues the Press Release; provided, however, that if the Corporation does not exercise the option described in this Section 6(h), the "Conversion Expiration Date" with respect to any shares of Series A Preferred Stock called for redemption shall be the close of business on the third Business Day prior to the date fixed for redemption pursuant to Section 4, unless the Corporation defaults in making payment of the Redemption Price payable on redemption.

                 (3) In addition to the Press Release, notice of the expiration of conversion rights (a "Notice of Conversion Expiration") must be given by the Corporation by first-class mail to each holder of shares of Series A Preferred Stock not more than four Business Days after the Corporation issues the Press Release. Each such mailed Notice of Conversion Expiration shall state: (A) the Conversion Expiration Date; (B) the Conversion Price of the Series A Preferred Stock and the Current Market Price of the Common Stock, in each case as of the close of business on the Trading Day next preceding the date of the Press Release; (C) the place or places at which a Notice of Conversion may be given and shares of Series A Preferred Stock may be surrendered prior to the Conversion Expiration Date for certificates representing shares of Common Stock in accordance with Section 6(e); and (D) such other information or instructions as the Corporation deems necessary or advisable to enable a holder of shares of Series A Preferred Stock to exercise its conversion right hereunder. For purposes of the calculation of the Conversion Expiration Date and the dates on which notices are given pursuant to this Section 6(h), a Notice of Conversion Expiration shall be deemed to have been given on the day such notice is first mailed by first-class mail, postage prepaid, to each holder of shares of Series A Preferred Stock at the address of the holder appearing in the books and records of the Corporation (whether or not the holder receives the Notice of Conversion Expiration). No defect in the Notice of Conversion Expiration or in the mailing thereof with respect to any share of Series A Preferred Stock shall affect the validity of such notice with respect to any other share of Series A Preferred Stock. As of the close of business on the Conversion Expiration Date, the shares of Series A Preferred Stock shall be deemed to be non-convertible securities.

         (4) As used in this Section 6, "Current Market Price" of shares of Common Stock for any day means the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange Composite Tape, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange (the "NYSE"), on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on a national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc., or, if the Common Stock is not quoted or admitted to trading on such quotation system, on the principal quotation system on which the Common Stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of the Corporation for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors.

         (i) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of Series A Preferred Stock, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, claims, equities, security interests and encumbrances. Any shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, valid, issued, fully paid and non-assessable, free and clear of all liens, charges, claims, equities, security interests and other encumbrances, except for United States withholding taxes. The Corporation shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all applicable requirements as to registration or qualification of the Common Stock (and all listing requirements of any stock exchange on which the Common Stock is then listed that are at the time applicable), in order to enable the Corporation lawfully to issue and deliver such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock then outstanding and convertible into shares of Common Stock.

         (j) Whenever the Corporation shall issue shares of Common Stock upon conversion of Series A Preferred Stock, the Corporation shall issue, together with each such share of Common Stock, one right to purchase Series A Junior Participating Preferred Stock of the Corporation (or other securities in lieu thereof) pursuant to the Rights Agreement, dated as of July 27, 1989, between the Company and First Chicago Trust Company of New York, as amended, or any similar rights issued to holders of Common Stock in addition thereto or in replacement therefor (such rights, together with any additional or replacement rights, being collectively referred to as the "Rights"), whether or not such Rights shall be exercisable at such time, but only if such Rights are issued and outstanding and held by other holders of Common Stock (or are evidenced by outstanding share certificates representing Common Stock) at such time and have not expired or been redeemed.

         SECTION 7.       ADJUSTMENT OF CONVERSION PRICE.

         (a) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                 (i) If the Corporation shall pay or make a dividend or other distribution exclusively in Common Stock on any class or series of capital stock of the Corporation, then the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation shall not pay any dividend or make any distribution exclusively in Common Stock on shares of any class or series of capital stock of the Corporation held in the treasury of the Corporation.

                 (ii) Subject to Section 7(g), if the Corporation shall pay or make a dividend or other distribution on the outstanding shares of Common Stock consisting exclusively of, or shall otherwise issue to all holders of the outstanding shares of Common Stock, rights (other than Rights) or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share (taking into account the consideration received for the issuance of such right or warrant plus any consideration to be received upon the exercise thereof) less than the Current Price per share (determined as provided in subparagraph (vi) of this Section 7(a)) of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Price per share and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation shall not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation. In case any rights or warrants referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire or terminate unexercised, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

                 (iii) If outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced and, conversely, if outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                 (iv)     Subject to the last sentence of this subparagraph
         (iv), if the Corporation shall, by dividend or otherwise, pay or otherwise distribute to all holders of Common Stock evidences of its indebtedness, shares of any class or series of capital stock of the Corporation, cash, securities or other assets other than Excluded Dividends (as defined below), then the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (iv) by (B) a fraction of which the numerator shall be the Current Price per share (determined as provided in subparagraph
         (vi) of this Section 7(a)) of the Common Stock on the date fixed for the payment of such distribution (the "Reference Date") less the fair market value, on the Reference Date, of the portion of the evidences of indebtedness, shares of capital stock, cash, securities or other assets so distributed (other than Excluded Dividends) applicable to one share of Common Stock and the denominator shall be such Current Price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date. "Excluded Dividends" shall mean (1) any dividend or distribution referred to in subparagraph (i) of this
         Section 7(a), (2) any dividend, distribution or issuance of rights or warrants referred to in subparagraph (ii) of this Section 7(a) or of Rights, (3) any regular cash dividend on the Common Stock that does not exceed the per share amount of the immediately preceding regular cash dividend on the Common Stock (as adjusted to appropriately reflect any of the events referred to in subparagraphs (i) and (iii) of this Section 7(a)), and (4) in the case of any other dividend or distribution (cash or otherwise), that portion thereof which, when combined with the per share fair market value of all other dividends and distributions paid by the Corporation on Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in subparagraphs (i) and (iii) of this Section 7(a) and excluding dividends and distributions referred to in clauses (1) and
         (2) and dividends and distributions, or portions thereof, that resulted in an adjustment to the Conversion Price (or would have but for the application of Section 7(a)(viii), 7(f) or 7(g)), does not exceed 15% of the Current Price per share of the Common Stock on the Trading Day immediately preceding the date of declaration of such dividend or distribution. The fair market value of any dividend or distribution not paid in cash shall be determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive and described in a resolution of the Board of Directors of the Corporation. For purposes of this subparagraph (iv), any dividend or distribution that includes shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, shares of capital stock of the Corporation, cash or assets other than such shares of Common Stock or such rights or warrants (making any Conversion Price reduction required by this subparagraph (iv)) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (making any further Conversion Price reduction required by subparagraphs (i) or (ii) of this Section 7(a) and, in the case of rights or warrants, subject to the last sentence of such subparagraph
         (ii)), except (A) the Reference Date of such dividend or distribution as defined in this subparagraph (iv) shall be substituted as "the date fixed for the determination of shareholders entitled to receive such dividend or other distribution," "the date fixed for the determination of shareholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of subparagraphs
         (i) and (ii) of this Section 7(a) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of subparagraph (i) of this Section 7(a).

                 (v) If a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Corporation's Common Stock shall expire and such tender or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) at the last time (the "Tender Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it may have been amended) that exceeds 110% of the Current Price per share (determined as provided in subparagraph (vi) of this Section 7(a)) of the Common Stock on the Trading Day next succeeding the Tender Expiration Time, then the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (v) by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Tender Expiration Time multiplied by the Current Price per share (determined as provided in subparagraph (vi) of this Section 7(a)) of the Common Stock on the Trading Day next succeeding the Tender Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Tender Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Tender Expiration Time and the Current Price per share (determined as provided in subparagraph (vi) of this Section 7(a)) of the Common Stock on the Trading Day next succeeding the Tender Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Tender Expiration Time. Notwithstanding anything contained in this Section 7(a)(v) to the contrary, no adjustment shall be made to the Conversion Price in the case of a tender or exchange offer of the character described in Rule 13e-4(h)(5) under the Exchange Act, or any successor rule thereto.

                 (vi) For the purpose of any computation under subparagraphs (ii), (iv) and (v) of this Section 7(a), the Current Price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices (as defined in Section 7(e)) for the five consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and, if applicable, the day before the "ex" date with respect to the issuance or distribution requiring such computation; provided, however, that if another event occurs that would require an adjustment pursuant to subparagraph (i) through (v), inclusive, the Board of Directors of the Corporation may make such adjustments to the Closing Prices during such five Trading Day period as it deems appropriate to effectuate the intent of the adjustments in this Section 7(a), in which case any such determination by the Board of Directors of the Corporation shall be set forth in a Board Resolution and shall be conclusive. For purposes of this paragraph, the term "ex" date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Prices were obtained without the right to receive such issuance or distribution, and (2) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Tender Expiration Time of such offer.

                 (vii) The Corporation may make such reductions in the Conversion Price, in addition to those required by subparagraphs (i),
         (ii), (iii), (iv) and (v) of this Section 7(a), as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or holders of rights to purchase Common Stock or securities convertible into Common Stock, resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. The Corporation from time to time may reduce the Conversion Price by any amount selected by the Corporation for any period of time if the period is at least twenty days, and the Board of Directors of the Corporation shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Series A Preferred Stock a notice of the reduction at least fifteen days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect.

                 (viii) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this subparagraph (viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be, with one-half cent and 5/1000th of a share, respectively, being rounded upward.

                 (ix) Whenever the Conversion Price is adjusted as herein provided:

                          (1) the Corporation shall compute the adjusted Conversion Price and shall prepare a certificate signed by the Chief Financial Officer, the Treasurer or a Vice President of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series A Preferred Stock; and

                          (2) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall, as soon as practicable, be mailed by the Corporation to all holders of shares of Series A Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.

         (b) Reclassification, Consolidation, Merger Or Sale Of Assets. In the event that the Corporation shall be a party to any transaction (including without limitation any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, in each case pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property), then lawful provision shall be made as part of the terms of such transaction whereby each holder of shares of Series A Preferred Stock then outstanding shall have the right thereafter to convert such shares only into
(i) in the case of any such transaction other than a Common Stock Fundamental Change (as defined in Section 7(e)), the kind and amount of securities, cash and other property receivable upon the consummation of such transaction by a holder of that number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such transaction, after giving effect, in the case of any Non-Stock Fundamental Change (as defined in Section 7(e)), to any adjustment in the Conversion Price required by the provisions of Section 7(d), and (ii) in the case of a Common Stock Fundamental Change, common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions of Section 7(d). The Corporation or the person formed by such consolidation or resulting from such merger or which acquired such assets or which acquired the Corporation's shares, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such provisions in such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions shall similarly apply to successive transactions of the foregoing type.

         (c)     Prior Notice Of Certain Events.  In case:

                 (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash that would not require an adjustment pursuant to 7(a)(iv) or (2) authorize a tender or exchange offer that would require an adjustment pursuant to 7(a)(v); or

                 (ii) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants (other than Rights); or

                 (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                 (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock, and shall cause to be mailed to the holders of record of the Series A Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least fifteen calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

         (d) Adjustments In Case Of Fundamental Changes. Notwithstanding any other provision in this Section 7 to the contrary, if any Fundamental Change (as defined in

Section 7(e)) occurs, then the Conversion Price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, the Series A Preferred Stock shall be convertible solely into common stock of the kind received by holders of Common Stock as the result of such Common Stock Fundamental Change as more specifically provided in the following clauses (d)(i) and (d)(ii).

For purposes of calculating any adjustment to be made pursuant to this Section 7(d) in the event of a Fundamental Change, immediately after such Fundamental
Change:

                 (i) in the case of a Non-Stock Fundamental Change, the Conversion Price shall thereupon become the lower of (A) the Conversion Price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 7, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined in Section 7(e)) or the then applicable Reference Market Price (as defined in Section 7(e)) by a fraction, of which the numerator shall be $50 and the denominator shall be the amount set forth below (based on the date such Non-Stock Fundamental Change occurs):

                 Twelve Months
                 Ending                   ,                            Denominator
                 --------------------------                            -----------

                 1996 . . . . . . . . . . . . . . . . . . . . . . .   $
                 1997 . . . . . . . . . . . . . . . . . . . . . . .   $
                 1998 . . . . . . . . . . . . . . . . . . . . . . .   $
                 1999 . . . . . . . . . . . . . . . . . . . . . . .   $
                 2000 . . . . . . . . . . . . . . . . . . . . . . .   $
                 2001 . . . . . . . . . . . . . . . . . . . . . . .   $
                 2002 . . . . . . . . . . . . . . . . . . . . . . .   $
                 2003 and thereafter  . . . . . . . . . . . . . . .   $

         ; and

                 (ii) in the case of a Common Stock Fundamental Change, the Conversion Price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 7, shall thereupon be adjusted by multiplying such Conversion Price by a fraction, of which the numerator shall be the Purchaser Stock Price (as defined in Section 7(e)) and the denominator shall be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% by value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Common Stock

         Fundamental Change) and (B) all of the Common Stock shall have been exchanged for, converted into or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the Conversion Price in effect immediately prior to such Common Stock Fundamental Change shall thereupon be adjusted by multiplying such Conversion Price by a fraction, of which the numerator shall be one (1) and the denominator shall be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

         (e) Definitions. The following definitions shall apply to terms used in this Section 7:

                 (i) "Applicable Price" shall mean (i) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by a holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the daily Closing Prices of the Common Stock for the ten consecutive Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive securities, cash or other property in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such securities, cash or other property (such record date or distribution date being hereinafter referred to as the "Entitlement Date"), in each case, as adjusted in good faith by the Board of Directors of the Corporation to appropriately reflect any of the events referred to in subparagraphs
         (i), (ii), (iii), (iv) and (v) of Section 7(a).

                 (ii) "Closing Price" of any common stock on any day shall mean the reported last sale price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the principal national securities exchange on which such common stock is listed or admitted to trading, or, if such common stock is not listed or admitted to trading on a national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc., or, if such common stock is not quoted or admitted to trading on such quotation system, on the quotation system on which such common stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of such common stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of the

         Corporation for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of the Corporation.

                 (iii) "Common Stock Fundamental Change" shall mean any Fundamental Change in which more than 50% by value (as determined in good faith by the Board of Directors of the Corporation) of the consideration received by holders of Common Stock consists of common stock that for each of the ten consecutive Trading Days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc.; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Corporation continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Series A Preferred Stock continue to exist as outstanding shares of Series A Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Series A Preferred Stock are converted into or exchanged for shares of convertible preferred stock of the entity succeeding to the business of the Corporation, which convertible preferred stock has designations, preferences, limitations and relative rights substantially similar to those of the Series A Preferred Stock.

                 (iv) "Conversion Price" shall have the meaning given that term in Section 6(a).

                 (v) "Fundamental Change" shall mean the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, that, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the Conversion Price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property, but the adjustment shall be based upon the highest weighted average per share consideration that a holder of Common Stock could have received in such transactions or events as a result of which more than 50% of the Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property.

                 (vi) "Non-Stock Fundamental Change" shall mean any Fundamental Change other than a Common Stock Fundamental Change.

                 (vii) "Purchased Shares" shall have the meaning given that term in Section 7(a)(v).

                 (viii) "Purchaser Stock Price" shall mean, with respect to any Common Stock Fundamental Change, the average of the daily Closing Prices of the common stock received in such Common Stock Fundamental Change for the ten consecutive Trading Days prior to and including the Entitlement Date, as adjusted in good faith by the Board of Directors of the Corporation to appropriately reflect any of the events referred to in subparagraphs (i), (ii), (iii), (iv), and (v) of Section 7(a).

                 (ix) "Reference Date" shall have the meaning given that term in Section 13(a)(iv).

                 (x) "Reference Market Price" shall initially mean $__________ and in the event of any adjustment to the Conversion Price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the Conversion Price after giving effect to any such adjustment shall always be the same as the ratio of $_____ to the initial Conversion Price.

                 (xi) "Tender Expiration Time" shall have the meaning given that term in Section 7(a)(v).

                 (xii) "Trading Day" shall mean, with respect to any security listed or admitted to trading on the NYSE, any day on which such securities are traded on the NYSE, or, if such security is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on a national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc., or, if such security is not quoted or admitted to trading on such quotation system, on the principal quotation system on which such security is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, in the over-the-counter market.

         (f) Dividend Or Interest Reinvestment Plans. Notwithstanding the foregoing provisions of this Section 7, no adjustment of the Conversion Price shall be required to be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, officer, director or consultant benefit plan or program or agreement of the Corporation or a subsidiary of the

Corporation or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series A Preferred Stock was first designated pursuant to this Statement of Resolution Establishing a Series of Shares.

         (g)     Certain Rights.  Notwithstanding any other provision of this
Section 7, the issuance or distribution of Rights shall not be deemed to constitute an issuance or a distribution or dividend of rights, warrants, or other securities to which any of the adjustment provisions described above applies.

         (h) Certain Additional Rights. In case the Corporation shall, by dividend or otherwise, declare or make a distribution on its Common Stock referred to in Section 7(a)(iv) (including, without limitation, dividends or distributions referred to in the last sentence of Section 7(a)(iv) but excluding the Excluded Dividends), the holder of each share of Series A Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution and prior to the effectiveness of the Conversion Price adjustment in respect of such distribution, shall also be entitled to receive for each share of Common Stock into which such share of Series A Preferred Stock is converted, the portion of the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that, at the election of the Corporation (whose election shall be evidenced by a resolution of the Board of Directors of the Corporation or a committee thereof) with respect to all holders so converting, the Corporation may, in lieu of distributing to such holders any portion of such distribution not consisting of cash or securities of the Corporation, pay such holders an amount in cash equal to the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors of the Corporation or a committee thereof). If any conversion of a share of Series A Preferred Stock described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Common Stock which the holder of the share of Series A Preferred Stock so converted is entitled to receive in accordance with the immediately preceding sentence, the Corporation may elect (such election to be evidenced by a resolution of the Board of Directors) to distribute to such holder a due bill for the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets to which such holder is so entitled, provided that such due bill (i) meets any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded, and (ii) requires payment or delivery of such shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets no later than the date of payment or delivery thereof to holders of shares of Common Stock receiving such distribution.

         (i) One Adjustment. There shall be no adjustment of the Conversion Price in case of the issuance of any capital stock (or securities convertible into or exchangeable for capital stock) of the Corporation or any other distribution or event except as specifically described in this Section 7. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holders of the Series A Preferred Stock.

         SECTION 8.       RANKING; RETIREMENT OF SHARES.

         (a) The Series A Preferred Stock shall rank senior to Common Stock and Series A Junior Participating Preferred Stock of the Corporation to the payment of dividends and amounts upon the liquidation, dissolution or winding-up of the Corporation. The ranking of any subsequent series of Preferred Stock, par value $1.50 per share, issued by the Corporation, or other class or series capital stock of the Corporation, as compared to the Series A Preferred Stock as to the payment of dividends and distributions of assets upon the liquidation, dissolution or winding-up of the Corporation shall be as specified in the Restated Articles of Incorporation, as amended, of the Corporation, or the Statement of Resolution Establishing a Series of Shares pertaining to such series.

         (b) Any shares of Series A Preferred Stock acquired by the Corporation by reason of the conversion or redemption of such shares, or otherwise so acquired, shall be retired as shares of Series A Preferred Stock and restored to the status of authorized but unissued shares of Preferred Stock, par value $1.50 per share, of the Corporation, without designation as to series, and may thereafter be reissued.

         SECTION 9.       MISCELLANEOUS.

         (a) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Section 9(a) with postage prepaid addressed: (i) if to the Corporation, to its principal executive offices (Attention: Secretary) or to the transfer agent for the Series A Preferred Stock, or other agent of the Corporation designated as permitted by this Section 9(a), or (ii) if to any holder of the Series A Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

         (b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involving the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

         (c) In the event that a holder of shares of Series A Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Series A Preferred Stock should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such Series A Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Corporation.

         (d) Registrar and Transfer Agent. The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series A Preferred Stock.

         (e) Whenever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         RESOLVED FURTHER, that, before the Corporation shall issue any shares of the Series A Cumulative Convertible Preferred Stock, a statement pursuant to Article 2.13 of the Texas Business Corporation Act, to be entitled a "Statement of Resolution Establishing a Series of Shares," shall be made, executed, and filed in accordance with the provisions of such Act, and that the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolution.

         IN WITNESS WHEREOF, this Statement of Resolution Establishing a Series of Shares has been made under the hand of the undersigned, the ___________________, and ____________________ of the Corporation, this ______
day of ____________, 1995.



                                        ________________________________________


                                        ________________________________________

STATE OF TEXAS            )
                          )
COUNTY OF HARRIS          )

         Before me, a notary public, on this day personally appeared ____________________, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

         Given under my hand and seal of office this ________ day of ______________ A.D., ____________________.


                                              ________________________________
                                              Notary Public, State of Texas

                                              My commission expires:
(Notarial Seal)
                                              __________________________, 19__.